                                                                   Exhibit 10.4

                       Crude Oil Sale and Supply Agreement

     This Crude Oil Sale and Supply Agreement (this "Agreement") is entered into effective as of September 13, 2002, by and between Morgan Stanley Capital Group Inc., a company incorporated under the laws of Delaware and located at 1585 Broadway, New York, New York 10036 ("MSCG"), and The Premcor Refining Group Inc., a company incorporated under the laws of Delaware and located at 1700 East Putnam, Suite 500, Old Greenwich, Connecticut 06870 ("Premcor") (each referred to individually as a "Party" or collectively as "Parties").

WHEREAS, Premcor owns and operates a Refinery that is served by the Mesa Pipeline System, the Mid-Valley Pipeline System and the West Texas Gulf Pipeline System, each as further defined below (collectively, the "Pipeline Systems");

WHEREAS, Premcor is obligated to purchase from Koch Supply & Trading LP ("Koch") approximately 2,659,386 Barrels of Line Fill Oi1 in the Pipeline Systems on or before October 1, 2002;

WHEREAS, Premcor desires to have MSCG purchase from Koch approximately 2,659,386 Barrels of Line Fill Oil located within the Pipeline Systems on October 1, 2002 in lieu of Premcor's obligation to purchase such Line Fill Oil from Koch, and to purchase such Line Fill Oil from MSCG on the Sale Date;

WHEREAS, MSCG is willing to purchase from Koch approximately 2,659,386 Barrels of Line Fill Oil pursuant to the Crude Oil Purchase Agreement to be entered into between MSCG and Koch concurrently herewith, and to sell such Line Fill Oil to Premcor on the Sale Date pursuant to the terms and conditions hereof;

WHEREAS, MSCG's ownership of the Line Fill Oil will confer it with shipper status on each of the Pipeline Systems and require that MSCG hold and maintain title to any Crude Oil that is delivered to the Refinery through any of the Pipeline Systems; and

WHEREAS, MSCG and Premcor agree to enter into monthly Buy/Sell Transactions whereby, for each pipeline shipment, MSCG purchases Crude Oil from Premcor at the Origin Point and resells such Crude Oil to Premcor at the Delivery Point;

NOW, THEREFORE, in consideration of the premises and the respective promises, conditions and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, MSCG and Premcor do hereby agree as follows:

                                   ARTICLE 1
                          DEFINITIONS AND CONSTRUCTION

1.1      Definitions.

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     For purposes of this Agreement, including the foregoing recitals, the following terms have the meanings indicated below:

     "Affiliate" means, in relation to any Party, any entity controlled, directly or indirectly, by such Party, any entity that controls, directly or indirectly, such Party, or any entity directly or indirectly under common control with such Party. For this purpose, "control" of any entity or Party means ownership of a majority of the issued shares or voting power or control in fact of the entity or Party. In respect of MSCG, the term Affiliate does not include Morgan Stanley Derivative Products Inc.

     "Agreement" or "this Agreement" means this Crude Oil Sale and Supply Agreement, as may be amended, modified, supplemented, extended, renewed or restated from time to time in accordance with the terms hereof.

     "Barrel" means forty-two (42) net U.S. gallons, measured at 60(degree)F.

     "Business Day" means a 24-hour period ending at 5:00 p.m. EST on a weekday on which banks are open for general commercial business in New York.

     "Buy/Sell Oil" means Crude Oil that is the subject of a Buy/Sell
Transaction.

     "Buy/Sell Transaction" means a transaction between MSCG and Premcor pursuant to this Agreement and a Confirmation wherein Premcor sells Crude Oil to MSCG at the Origin Point and MSCG purchases such Crude Oil from Premcor at the Delivery Point.

     "Confirmation" is defined in Section 4.2(d).

     "Credit Agreement" means (i) any present or future agreement or undertaking by Premcor for financing its Crude Oil Inventories, (ii) any present or future extension of credit, credit facility, guaranty, loan or indenture to or for Premcor, (iii) any obligation of Premcor (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of Premcor's obligations, with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter, Affiliate or any other Person, or (iv) any present or future credit agreement entered into by Premcor or any of its Affiliates that may provide recourse by the creditor or a guarantor to any of Premcor's Crude Oil Inventories.

     "Crude Oil" means West Texas Intermediate ("WTI") crude oil and domestic or foreign light sweet crude oil of equivalent or similar quality to WTI crude oil.

     "Crude Oil Inventories" means all of the Crude Oil to which Premcor has title or in which it has any ownership interest, wherever located, including the Line Fill Oil.

     "Crude Oil Purchase Agreement" means that certain Crude Oil Purchase Agreement entered into effective on or about the date hereof, by and between MSCG and Koch, concurrently herewith.

     "Default" or an "Event of Default" means an occurrence of the events or circumstances described in Article 12 of this Agreement.

     "Delivery Point" means the outlet flange of any of the Pipeline Systems where the Buy/Sell Oil is transferred from such Pipeline System to the Refinery.

     "Effective Date" means the date first written above upon which this Agreement becomes binding upon and enforceable against the Parties.

     "Environmental Laws and Regulations" means any existing or past Laws and Regulations, policy, judicial or administrative interpretation thereof, or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.

     "Force Majeure" means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; accidents at, closing of, or restrictions upon the use of pipelines, harbors, railroads or other transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery, production facilities or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority, or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome. A Party's inability economically to perform its obligations under this Agreement shall not constitute an event of Force Majeure.

     "Governmental Authority" means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

     "Interest Rate" means simple interest at the lesser of (i) two percent (2%) over the JPMorgan Chase Bank prime rate as published in the Wall Street Journal in effect at the close of the Business Day on which payment was due and (ii) the maximum rate permitted by law.

     "Laws and Regulations" means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority, and (iii) any applicable license, permit or compliance requirement applicable to either Party.

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     "Liabilities" means any losses, claims, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses of any kind (including reasonable attorneys' fees and other fees, court costs and other disbursements), directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order, including any Liabilities with respect to Environmental Laws and Regulations.

     "Lien" means any lien, pledge, claim, charge, Security Interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever.

     "Line Fill Oil" means the minimum volume of Crude Oil that is required to be continually physically present within a Pipeline System, including the pipelines, tanks, loading and receiving mechanisms and other facilities, to ensure the customary uninterrupted operation of the Pipeline System and the storage and transportation of Crude Oil.

     "Mesa Pipeline System" means the Crude Oil pipeline transportation system and related facilities located between Midland, Texas and Colorado City, Texas, that are owned and operated by the Mesa Pipeline Company, including the land, 80 miles of pipeline, injection stations, breakout storage tanks, truck unloading and other Crude Oil receiving facilities, Crude Oil delivery facilities and any associated or adjacent facility, which connects to the West Texas Gulf Pipeline System.

     "Mid-Valley Pipeline System" means the Crude Oil pipeline transportation system and related facilities located between Longview, Texas and Samaria, Michigan, that are owned and operated by Mid-Valley Pipeline Company, including the land, 994 miles of pipeline, injection stations, storage tanks, truck unloading and other Crude Oil receiving facilities, Crude Oil delivery facilities and any associated or adjacent facility.

     "Origin Point" means the inlet flange of any of the Pipeline Systems where the Buy/Sell Oil is injected for transportation and delivery to the Refinery.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.

     "Property Taxes" means any and all tangible personal property taxes, ad valorem property taxes or the like imposed on the value of the Crude Oil.

     "Purchase Date" means October 1, 2002.

     "Refinery" means the 170,000 Barrel per day refinery located in Lima, Ohio that is owned and operated by Premcor.

     "Sale Date" means the date on which MSCG transfers all right, title and an undivided interest in the Line Fill Oil to Premcor pursuant to Section 5.1.

     "Security Interest" means any mortgage, security deed, deed to secure debt, security interest, pledge, charge or encumbrance of any kind.

     "Taxes" means any and all federal, state and local taxes, duties, fees and charges of every description on or applicable to the Line Fill Oil or Buy/Sell Oil, including all Property Taxes, severance, excise, gross receipts, franchise, environmental, spill and sales and use taxes, however designated (other than taxes on income), paid or incurred directly or indirectly with respect to the purchase, storage, transportation, resale or handling of the Line Fill Oil or Buy/Sell Oil.

     "Throughput and Service Fee" means the monthly fee that Premcor pays MSCG pursuant to Section 5.3.

     "West Texas Gulf Pipeline System" means the Crude Oil pipeline transportation system and related facilities located between Colorado City, Texas and Nederland, Texas to Longview, Texas, that are owned and operated by West Texas Gulf Pipeline Company, including the land, 581 miles of pipeline, injection stations, storage tanks, truck unloading and other Crude Oil receiving facilities, Crude Oil delivery facilities and any associated or adjacent facility, which supplies Crude Oil to the Mid-Valley Pipeline System.

     1.2 Unless otherwise specified, all references herein are to the Articles and Sections of this Agreement.

     1.3 All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.

     1.4 Unless expressly provided otherwise, the word "including" as used herein does not limit the preceding words or terms.

                                   ARTICLE 2
                        CONDITIONS TO MSCG'S PERFORMANCE

     2.1 The obligations of MSCG contemplated under this Agreement shall be subject to the satisfaction of the conditions precedent to its performance on or before the Purchase Date, as set forth below, each as determined by MSCG in its sole discretion.

          (a) MSCG and Koch each shall have duly authorized the execution, delivery and performance of the Crude Oil Purchase Agreement and their duly authorized representatives shall have executed the Crude Oil Purchase Agreement.

          (b) MSCG shall have obtained from each Pipeline System such documents as are required to establish that such Pipeline System has granted MSCG shipper status under its tariff and maintains a customary shipper's storage and throughput account for MSCG in respect of the appropriate volume of Line Fill Oil allocated to such Pipeline System.

          (c) Premcor shall have provided MSCG with an original irrevocable standby letter of credit letter in the amount of $3,900,000, in a format and issued or confirmed by a bank acceptable to MSCG, in order to secure its obligations under this Agreement (the "Premcor Letter of Credit").

          (d) Koch shall have delivered to MSCG or caused to have been delivered to MSCG from each Pipeline System a shipper account statement showing the volume of Line Fill Oil that is held on the Pipeline System's records in MSCG's name as of October 1, 2002 ("Shipper Account Statement").

          (e) Premcor shall have delivered from Deutsche Bank Trust Company Americas, as Administrative Agent and as Collateral Agent (the "Secured Party") an Acknowledgment Regarding Liens and Security Interests in respect of MSCG's undivided interest and title to the Line Fill Oil, in such form satisfactory to MSCG in its sole discretion.

          (f) MSCG shall have obtained the results of Uniform Commercial Code ("UCC") searches in Delaware, Texas, Kentucky and Ohio, each with the most current possible date.

          (g) MSCG shall have filed UCC-1 Financing Statements in the central filing office in the Office of the Secretary of State of each of Delaware, Texas, Kentucky and Ohio, that indicate its ownership and undivided interest in the Line Fill Oil.

          (h) Premcor shall have delivered to MSCG an opinion of counsel in a form and substance satisfactory to MSCG covering the following matters: (i) Premcor has duly authorized the execution, delivery and performance of this Agreement, (ii) this Agreement constitutes the legally valid and binding obligations of Premcor enforceable against Premcor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law), (iii) Premcor's execution, delivery and performance of this Agreement does not and will not cause a breach of or default under any presently existing Credit Agreement, and (iv) Premcor need not obtain any consents to enter into this Agreement pursuant to any Credit Agreement.

          (i) No action or proceeding shall have been instituted, nor shall any action by a Governmental Authority be threatened, nor shall any order, judgment or decree have been issued or proposed to be issued by any Governmental Authority as of the Effective Date, to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement.

          (j) None of the Pipeline Systems shall have been affected adversely or threatened to be affected adversely by any loss or damage as of the Effective Date, whether or not covered by insurance, unless such loss or damages would not have a material adverse effect on the usual, regular and ordinary operations of the affected System as a whole.

          (k) Premcor shall have in place the insurance coverages identified in
     Section 6.1, and shall have delivered to MSCG certificates of insurance in compliance with Section 6.2.

          (l) The representations and warranties of Premcor set forth in this Agreement shall be true and correct on and as of the Effective Date.

     2.2 The obligations of Premcor contemplated under this Agreement shall be subject to the satisfaction of the conditions precedent to its performance on or before the Purchase Date, as set forth below, each as determined by Premcor in its sole discretion.

          (a) MSCG and Koch each shall have duly authorized the execution, delivery and performance of the Crude Oil Purchase Agreement and their duly authorized representatives shall have executed the Crude Oil Purchase Agreement.

          (b) MSCG shall have paid Koch the purchase price pursuant to the terms of the Crude Oil Purchase Agreement.

          (c) The representations and warranties of MSCG set forth in this Agreement shall be true and correct on and as of the Effective Date.

     2.3 In the event that a Party is not obligated to perform under the Agreement due to a condition precedent not being satisfied, then MSCG shall remove the hedge it placed on the 2,659,386 barrels of Line Fill Oil on September 16, 17 and 18, 2002. If MSCG incurred a loss as a result of such hedge, then Premcor promptly shall pay MSCG an amount equal to such loss. If MSCG had a gain as the result of such hedge, then MSCG promptly shall pay Premcor an amount equal to such gain. In either case, Premcor shall reimburse MSCG for any margin cost incurred for hedging the Line Fill Oil.

                                    ARTICLE 3
                                      TERM

     3.1 This Agreement shall be effective from the date first written above until October 1, 2003 ("Initial Term"), and shall automatically renew for an additional 30-day period ("Renewal Term") at the end of the Initial Term and each successive Renewal Term.

     3.2 Subsequent to the Initial Term, either Party may elect to terminate this Agreement upon thirty (30) days' prior written notice to the other Party, and this Agreement shall terminate effective upon the last day of the calendar month immediately following the end of the thirty-day notice period. Notwithstanding the foregoing, termination shall not affect or excuse the Parties' obligations in respect of any Buy/Sell Transactions entered into prior to the effective date of termination specified in the notice and any such Transactions shall continue to be governed by the terms of this Agreement; and further provided, however, that the Parties shall perform and complete all obligations in respect of the sale of the Line Fill Oil.

                                   ARTICLE 4
                          MONTHLY BUY/SELL TRANSACTIONS

     4.1 Monthly Buy/Sell Transactions.

     Beginning October 1, 2002, MSCG shall enter into Buy/Sell Transactions with Premcor, whereby MSCG purchases from Premcor shipments of Crude Oil at the Origin Point for transportation to the Refinery via one or more of the Pipeline Systems, and MSCG sells such shipments of Crude Oil back to Premcor at the Delivery Point.

     4.2 Nominations and Scheduling.

          (a) No later than the 24th of a month, Premcor shall notify MSCG in writing via facsimile of its Crude Oil requirements for the following month (the "Delivery Month"), specifying its anticipated Crude Oil requirements by volume and pipeline batch, on a ratable basis.

          (b) MSCG shall schedule Premcor's nominated shipments with the relevant Pipeline System at the Origin Point, and shall provide Premcor with a confirmation of the scheduled shipment once received from the Pipeline System. Premcor immediately shall notify MSCG if it requires that MSCG reschedule any changes in accepted nominations, and shall be liable for any costs associated therewith. MSCG shall not be responsible if a Pipeline System is unable to accept Premcor's nomination or if the Pipeline System must allocate Crude Oil among its shippers.

          (c) Premcor shall ensure that MSCG is able to utilize Premcor's transportation option with Unocal in the Mesa Pipeline System.

          (d) Buy/Sell Confirmations. Promptly following receipt of a Pipeline System's written confirmation of all shipments scheduled for delivery to the Refinery in a Delivery Month, MSCG shall send Premcor a written confirmation ("Confirmation") memorializing the terms of each Buy/Sell Transaction that is scheduled to occur within the Delivery Month, including, for each shipment, the Origin Point and Delivery Point, the designed quantity, the delivery period, the price at which MSCG will purchase the Buy/Sell Oil from Premcor, the price at which MSCG will sell the Buy/Sell Oil to Premcor and any costs associated with the Buy/Sell Oil, including Pipeline gains and losses covered by Section 4.5, the Throughput and Service Fee, storage fees, Taxes and pipeline differentials and tariffs. The terms of MSCG's Confirmation shall be deemed conclusive and binding if, within one (1) Business Day from receipt of the Confirmation, Premcor does not respond or fails to notify MSCG by facsimile of any objections.

          (e) MSCG shall provide Premcor with copies of all inventory reports, pipeline tickets and other appropriate documentation regarding Buy/Sell Transactions that it receives from each Pipeline System.

     4.3 Title and Risk of Loss.

     Title and risk of loss to a shipment of Crude Oil shall pass from Premcor to MSCG at the Origin Point specified in the Confirmation, and from MSCG to Premcor at the Delivery Point specified in the Confirmation.

     4.4 Monthly Imbalances.

         The aggregate volumes of Crude Oil sold by Premcor to MSCG at the Origin Point and purchased by Premcor at the Delivery Point during a particular calendar month may differ due to pipeline scheduling and the length of time it takes to transport a pipeline shipment from the Origin Point to the Delivery Point.

          (a) If in a particular month MSCG purchases a greater volume of Crude Oil at the Origin Point than is sold and delivered to Premcor at the Delivery Point, than the volume of Crude Oil underdelivered during such month shall be delivered to Premcor in the following month, and the price of such shipment(s) shall be determined on a First-In, First-Out basis at the price applicable to the original Delivery Month. Premcor shall be liable for one month of interest at the Interest Rate on all volumes of Crude Oil purchased by MSCG from Premcor at the Origin Point in a particular month and sold by Premcor to MSCG in the following month.

          (b) If in a particular month MSCG purchases from Premcor a lesser volume of Crude Oil at the Origin Point than is sold and delivered to Premcor at the Delivery Point, MSCG shall credit Premcor with one month of interest at the Interest Rate on the volume of such imbalance.

     4.5 Pipeline Gains and Losses. All in-transit losses of Crude Oil due to evaporation, shrinkage or other cause, or any contamination of the Crude Oil, shall be for Premcor's account. MSCG shall negotiate with each Pipeline System the volume of Crude Oil gains and losses in each month, and the market price of such Crude Oil gains and losses (whether positive or negative). MSCG shall pass through to Premcor the positive value of such Crude Oil gains and negative value of such Crude Oil losses by adding or deducting, as appropriate, such amount from the total of the monthly invoice for Buy/Sell Transactions pursuant to
Section 4.6(c).

     4.6 Invoicing, Netting and Payment.

          (a) The volumes of Crude Oil sold and purchased in a Buy/Sell Transaction shall be determined by pipeline meter tickets as the Crude Oil passes the downstream flange of the meter measuring the Crude Oil upon intake at the Origin Point, and at the upstream flange of the meter measuring the Crude Oil upon discharge at the Delivery Point.

          (b) Within five (5) Business Days after the end of a Delivery Month, Premcor shall provide MSCG with an invoice (facsimile and electronic copies acceptable) for all Crude Oil purchased by MSCG from Premcor at the Origin Point within the Delivery Month, together with any appropriate supporting documentation, including pipeline meter tickets.

          (c) Within five (5) Business Days after the end of a Delivery Month, MSCG shall provide Premcor with an invoice (facsimile and electronic copies acceptable) for all Crude Oil sold by MSCG to Premcor at the Delivery Point within the Delivery Month, together with any appropriate supporting documentation, including pipeline meter tickets. The invoice also shall include all other amounts owed by Premcor to MSCG under this Agreement, including any pipeline differentials and tariffs and charges payable to MSCG under Section 4.2(d) and the Throughput and Service Fee payable under
     Section 5.3.

          (d) The Parties intend that each of Premcor's monthly payment obligations to MSCG under this Agreement in respect of Buy/Sell Transactions and the Throughput and Service Fee, and each of MSCG's monthly payment obligations to Premcor under this Agreement in respect of Buy/Sell Transactions be aggregated, netted and offset on a monthly basis, with all amounts due one Party to the other Party netted to a single liquidated amount ("Monthly Net Payment"), payable by the Party owing the greater aggregate amount to the other Party on the 20th of each month following the Delivery Month. MSCG shall prepare and provide to Premcor by the 10th of the month following the Delivery Month a statement for the Delivery Month that sets forth each of the Parties' payment obligations to each other, and the payor and amount of the Monthly Net Payment. If payment should fall due on a Saturday or non-Monday holiday, payment is to be made the preceding Business Day. If payment should fall due on a Sunday or Monday holiday, payment is to be made on the following Business Day.

          (e) If a Party in good faith disputes the amount of any Monthly Net Payment that is owed to the other Party, it shall pay the undisputed portion of such payment owed to the other Party by the due date and inform the other Party in writing why it disagrees with the balance of the Monthly Net Payment. The Parties shall cooperate in resolving the dispute expeditiously. If the Parties mutually agree as to some or all of the disputed amount, the Party owing such disputed amount shall pay such amount, with interest from the original due date, within two (2) Business Days from the date of their agreement.

          (f) Subject to MSCG's credit limits with Premcor, which MSCG may change from time to time, at MSCG's request, Premcor shall prepay, or provide an irrevocable standby or documentary letter of credit in a format satisfactory to MSCG and issued or confirmed by a bank acceptable to MSCG in an amount equal to, the estimated Monthly Net Payment due MSCG by Premcor.

     4.7 Interest. In the event that a Party does not timely pay any Monthly Net Payment due the other Party, or does not timely pay MSCG for the Line Fill Oil on the Sale Date, the delinquent Party shall pay an additional interest charge on any amount due at the Interest Rate. Interest shall run from and including the due date of the Monthly Net Payment or the Sale Date, as appropriate, to but excluding the date that payment is received.

                                   ARTICLE 5
                        SALE OF LINE FILL OIL TO PREMCOR

     5.1 Sale of Line Fill Oil.

          MSCG shall sell to Premcor and Premcor shall purchase from MSCG approximately 2,659,386 Barrels of Line Fill Oil from MSCG on the termination date of this Agreement as set forth in Article 3 ("Sale Date").

     5.2 Price and Payment for the Line Fill Oil.

          (a) No later than five (5) Business Days prior to the Sale Date, MSCG shall provide Premcor with an invoice for the Line Fill Oil. The total price shall equal the sum of (i) the Commodity Price as determined in
     Section 5.2(b) plus (ii) any outstanding Monthly Net Payments, Throughput and Service Fees and any interest pursuant to Section 4.7 due MSCG that have not previously been invoiced to Premcor or paid by Premcor. On or prior to the Sale Date, Premcor shall remit payment for the Line Fill Oil into MSCG's account in full, without discount, offset, withholding, counterclaim or deduction, in immediately available funds via electronic funds transfer, pursuant to MSCG's written instructions.

          (b) Commodity Price. The commodity price for the Line Fill Oil shall equal (i) the market value of the actual volume of Line Fill Oil sold to MSCG by Koch on the Purchase Date (the "Purchase Date Volume"), which shall be based on the average of the front line NYMEX settlement price per barrel for WTI posted on September 16, 2003 through September 18, 2003, inclusive, plus and (ii) a per Barrel spread differential as mutually agreed by the Parties by 5:00 pm EST September 19, 2002, multiplied by the Purchase Date Volume.

          (c) All physical losses of Line Fill Oil due to evaporation, shrinkage or other cause, or any contamination of the Line Fill Oil, shall be borne by Premcor.

          (d) Title and Risk of Loss. Title to and risk of loss of the Line Fill Oil shall pass to Premcor or Premcor's nominee from MSCG upon MSCG's receipt of payment in full into its designated account. Upon receipt of payment, MSCG shall (i) instruct each of the Pipeline Systems to execute transfer orders showing an in-line transfer of title to the Line Fill Oil held by such System to Premcor on the Sale Date, (ii) cancel the $3,900,000 Premcor Letter of Credit (on or within one Business Day after the Sale
     Date), and (iii) promptly release any UCC-1 Financing Statements filed by MSCG with respect to the Line Fill Oil and the Buy/Sell Oil (effective as of the Sale Date).

     5.3 Monthly Throughput and Service Fee.

          In addition to its payment obligation to MSCG for Crude Oil purchased under a Buy/Sell Transaction, Premcor shall pay MSCG a monthly Throughput and Service Fee, which shall equal the total of the following:

          (a) Throughput Fee. A per Barrel Throughput Fee on 70,000 Barrels per day of Buy/Sell Oil, as mutually agreed by the Parties by 5:00 pm EST October 1, 2002.

          (b) Handling Fee. A Handling Fee of $0.01 per Barrel of Crude Oil delivered to the Refinery through the Pipeline Systems under a Buy/Sell Transaction, to cover miscellaneous expenses incurred by MSCG arising from the Buy/Sell Transactions, including expenses, legal fees, set-up costs and handling fees.

                                    ARTICLE 6
                                    INSURANCE

     6.1 Premcor shall, at its sole cost and expense, carry and maintain in full force and effect throughout the term of this Agreement, insurance coverages of the following types and amounts and with insurance companies rated not less than A-, IX by A.M. Best, or otherwise reasonably satisfactory to MSCG in respect of Premcor's duties and obligations under this Agreement:

          (a) Property damage coverage on an "all risk" basis in an amount sufficient to cover the market value or potential full replacement cost of the entire quantity of Line Fill Oil purchased by MSCG and the volumes of Buy/Sell Oil.

          (b) Commercial general liability coverage, which shall include bodily injury, property damage, "sudden and accidental pollution," contractual liability and contractor liability with limits of at least $50,000,000 combined single limit per occurrence.

     6.2 Additional Insurance Requirements.

          (a) All of the foregoing policies of Premcor shall be endorsed to apply as primary insurance without right of contribution for any similar policies of MSCG for all claims arising from or in any way related to Premcor's duties and obligations under this Agreement.

          (b) MSCG shall be named as an additional insured and loss payee as its interests may appear for all claims arising from or in any way related to this Agreement on Premcor's property insurance and commercial general liability policies.

          (c) All of the foregoing policies of Premcor shall include a provision stating that the underwriters waive all rights of subrogation against MSCG.

          (d) Prior to renewal of the policies required hereunder, Premcor shall provide MSCG with certificates showing evidence of such coverages as of the Effective Date of this Agreement. Premcor shall furnish MSCG with certified copies of its insurance policies or insurance certificates evidencing the existence of the coverages required and specifying that no insurance will be canceled or materially changed during the term of this Agreement unless MSCG is given at least thirty (30) days' written notice prior to cancellation or prior to a material change becoming effective. All such policies shall contain a cancellation notice period of at least thirty (30) days, and Premcor shall provide renewal certificates within thirty (30) days of expiration of the policy.

          (e) Premcor shall notify MSCG if any self-insured retentions or deductibles exist in the foregoing policies and all such self-insured retentions or deductibles shall be the sole responsibility of Premcor.

          (f) The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.

                                   ARTICLE 7
                                PREMCOR COVENANTS

     7.1 Premcor represents and warrants that the volume of Line Fill Oil for the capacity of each of the Mesa Pipeline System, the Mid-Valley Pipeline System and the West Texas Gulf Pipeline System is not less than approximately 196,122 Barrels, approximately 1,540,925 Barrels and approximately 922,339 Barrels, respectively.

     7.2 Premcor covenants that it shall not grant, allow, or suffer to exist any Lien on any quantity of the Line Fill Oil or allow MSCG's title and interest in the Line Fill Oil to become encumbered in any way through action of Premcor, its Affiliates, employees, agents or creditors. In the event that any Lien on the Line Fill Oil is asserted or threatened to be asserted, Premcor immediately shall notify MSCG in writing and take all steps necessary to remove or release such Lien.

     7.3 The execution, delivery and performance of this Agreement do not violate or conflict with any Credit Agreement to which it is a party or by which it may be bound, or to which any of its property or assets may be subject.

     7.4 On and after October 1, 2002 and until the Sale Date, Premcor shall not own or have any interest in any Crude Oil Inventories that are located within any of the Pipeline Systems, except for the Line Fill Oil and Buy/Sell Oil.

                                    ARTICLE 8
                                      TAXES

     Premcor shall be liable for all Taxes imposed on the Buy/Sell Oil after delivery to Premcor at the Delivery Point or any Taxes that may be imposed on the Line Fill Oil on and after the Sale Date.

                                    ARTICLE 9
                                  FORCE MAJEURE

     9.1 Neither Party shall be liable to the other if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the Event of Force Majeure; provided, however, that the Party unable to perform shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure and that the Parties shall resume performance promptly once the Event of Force Majeure has ceased. During the period that performance by one of the Parties of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.

     9.2 The Party rendered unable to perform shall give written notice to the other Party within forty-eight (48) hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Line Fill Oil or Crude Oil affected, if any. Such Party also shall promptly notify the other when the Event of Force Majeure is terminated.

                                   ARTICLE 10
                      MUTUAL REPRESENTATIONS AND WARRANTIES

     10.1 Each Party represents and warrants to the other Party as of the Effective Date of this Agreement and as of each Buy/Sell Transaction that:

          (a) It is an "Eligible Contract Participant" as defined in Section 1a
     (12) of the Commodity Exchange Act, as amended.

          (b) It is a "forward contract merchant" in respect of each Buy/Sell Transaction and the sale of the Line Fill Oil, and each Buy/Sell Transaction and the sale of the Line Fill Oil is a forward contract for purposes of the United States Bankruptcy Code, 11 U.S.C. ss.ss. 101 et seq., as amended from time to time.

          (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.

          (d) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.

          (e) The execution, delivery and performance in the preceding paragraph
     (d) do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets.

          (f) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it in respect of this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.

          (g) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law and an implied covenant of good faith).

          (h) No Event of Default under Article 12 with respect to it has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.

          (i) There is not pending or, to its knowledge, threatened against it any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

          (j) It is not relying upon any representations of the other Party other than those expressly set forth herein or any communication (written or oral) of the other Party as investment advice or as a recommendation to enter into this Agreement, it being understood that information and explanations related to the terms and conditions of this Agreement shall not be considered investment advice or a recommendation to enter into this Agreement and that no communication (written or oral) received from the other Party shall be deemed to be an assurance or guarantee as to the expected results of this Agreement.

          (k) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of this Agreement, and has made its own independent decision to enter into this Agreement and as to whether this Agreement is appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.

          (l) It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) this Agreement, understands and accepts the terms, conditions and risks of this Agreement, and is capable of assuming, and assumes, the risks of this Agreement.

          (m) The other Party (i) is acting solely in the capacity of an arm's-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement, and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.

          (n) It is not bound by any other agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.

          (o) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of the Line Fill Oil hereunder or the Buy/Sell Transactions who is entitled to any compensation with respect thereto.

          (p) None of its or its Affiliates' directors, officers, employees or agents has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.

                                   ARTICLE 11
                             DEFAULT AND TERMINATION

     11.1 Event of Default.

     Notwithstanding any other provision of this Agreement, a Default or Event of Default shall be deemed to occur when:

          (a) Premcor fails to fully complete its obligations and conditions to MSCG's performance as set forth in Section 2.1 as soon as practicable after the Effective Date, and prior to October 1, 2002, or MSCG fails to fully complete its obligations and conditions to Premcor's performance as set forth in Section 2.2.

          (b) Either Party fails to make payment when due under this Agreement within two (2) Business Days of a written demand therefor.

          (c) Premcor breaches any of the covenants made in Section 7.2, which is not cured to MSCG's satisfaction in its sole discretion within ten (10) Business Days from the date that either Party receives written notice that corrective action is needed.

          (d) Either Party fails to perform any obligation to the other under this Agreement (other than an Event of Default described in clauses (a), (b) or (c) above), which is not cured to the satisfaction of the other Party (in its sole discretion) within ten (10) Business Days from the date that such Party receives written notice that corrective action is needed.

          (e) Either Party breaches any representation, covenant (except in respect of Section 8.2) or warranty made or repeated or deemed to have been made or repeated by the Party in any material respect, or any representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement.

          (f) Either Party defaults under any other agreement or transaction now existing or hereafter entered into between MSCG and Premcor in any material respect (excluding any agreement or transaction that constitutes the obligation, whether present or future, contingent or otherwise, as principal or surety or otherwise, in respect of borrowed money and any securities repurchase or reverse repurchase agreement or similar transaction between the Parties), which is not cured within the applicable time period, if any.

          (g) Either Party:

               (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

               (ii) becomes insolvent or is generally unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

               (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

               (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or
          (B) is not dismissed, discharged, stayed or restrained within thirty
          (30) days;

               (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

               (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all its assets;

               (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained;

               (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (i) to (vii) inclusive; or

               (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

          (h) Either Party consolidates or amalgamates with, merges with or into, or transfers all or substantially all its assets to, another entity and, at the time of such consolidation, amalgamation, merger or transfer,
     (i) the resulting, surviving or transferee entity fails to assume all the obligations of such Party under this Agreement, either by operation of law or by an agreement satisfactory to the other Party or otherwise, or (ii) in the reasonable opinion of the other Party, the creditworthiness of the successor, surviving or transferee entity is materially weaker than the predecessor entity immediately prior to the consolidation, amalgamation, merger or transfer.

          (i) The occurrence and continuation of a default or other similar condition or event in respect of a Party or any of its Affiliates under one or more agreements or instruments, individually or collectively, relating to indebtedness for borrowed money or the payment of money under any forward contract, swap agreement, or commodities contract (in each case as defined in the United States Bankruptcy Code) which results in such indebtedness or payments of money becoming immediately due and payable, in an aggregate amount of not less than the $25,000,000 (after giving effect to any applicable notice requirement or grace period).

     11.2 Remedies Upon Event of Default.

     Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (referred to as the "Defaulting Party"), the other Party (the "Performing Party") shall in its sole discretion and upon one (1) Business Day's written notice to the Defaulting Party, be entitled to take the following actions:

          (a) If Premcor is the Defaulting Party, MSCG may declare an accelerated Sale Date, which date shall be at its sole discretion, and (i) demand that Premcor repurchase the Line Fill Oil on such date, or if it refuses to do so in a timely manner, (ii) withdraw the Purchase Date Volume of Line Fill Oil from the Pipeline Systems and terminate this Agreement.

          (b) If MSCG is the Defaulting Party, Premcor may declare an accelerated Sale Date, which date shall be at its sole discretion, provided, however, that Premcor complies with all of the payment terms of this Agreement.

          (c) In the event of an accelerated Sale Date, the price set forth in
     Section 5.2 shall be adjusted to reflect the (i) market value of the Line Fill Oil on the accelerated Sale Date, which shall be determined based on the front line NYMEX settlement price per barrel for WTI posted on such date, minus (ii) the original per Barrel differential agreed upon pursuant to Section 5.2(b), (iii) plus or minus the actual spread differential between the September 2003 NYMEX settlement price per barrel for WTI and the front line NYMEX settlement price on the accelerated Sale Date, or such other date as MSCG may reasonably determine in its sole discretion.

     11.3 Close Out of Other Contracts Between the Parties.

          (a) In addition to the foregoing remedies, the Performing Party shall, in its sole discretion and upon one (1) Business Day's written notice to the Defaulting Party, be entitled to immediately liquidate any or all any other outstanding contracts between the Parties ("Contracts") as of a designated date ("Early Termination Date") by closing out each such Contract at its market value, as determined by the Performing Party in a commercially reasonable manner as of or close to the Early Termination Date, and calculating an amount equal to the difference, if any, between the market value and the value specified in such Contract ("Settlement Payment"). The Performing Party then shall be entitled to set off, net or aggregate (i) all Settlement Payments so determined and payable by each Party to the other, (ii) all damages, losses and expenses incurred by the Performing Party as a result of termination and liquidation of Contracts, including reasonable attorneys' fees, court costs, collection costs, interest charges and other disbursements and any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges or related trading positions relating to the Contracts that are being liquidated, all as determined in a commercially reasonable manner by the Performing Party, (iii) all margin or collateral held by either Party to secure the obligations of the other Party, and (iv) any other amounts one Party owes the other under a Contract (which unpaid amounts shall be deemed to be held by a Party as margin to secure the other Party's obligations from time to time incurred), whereupon all such amounts shall be aggregated or netted to a single liquidated amount ("Termination Payment").

          (b) On the Early Termination Date or as soon as reasonably practicable thereafter, the Performing Party shall provide the Defaulting Party with a statement showing, in reasonable detail, the calculation of the Termination Payment. Any Termination Payment due to the Defaulting Party shall be paid concurrently with the delivery of statement contemplated by this paragraph. If the Defaulting Party owes the Termination Payment to the Performing Party, the Defaulting Party shall pay the Termination Payment on the first Business Day after it receives the statement.

     11.4 The Performing Party's rights under this Article 12 are in addition to, and not in limitation or exclusion of, any other rights that it may have (whether by agreement, operation of law or otherwise), including any rights and remedies under the UCC. The Performing Party may enforce any of its remedies under this Agreement successively or concurrently at its option. No delay or failure on the part of a Performing Party to exercise any right or remedy to which it may become entitled on account of an Event of Default shall constitute an abandonment of any such right, and the Performing Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default. All of the remedies and other provisions of this Article 12 shall be without prejudice and in addition to any right of setoff, recoupment, combination of accounts, Lien or other right to which any Party is at any time otherwise entitled (whether by operation of law, in equity, under contract or otherwise).

     11.5 The Defaulting Party shall indemnify and hold harmless the Performing Party for all Liabilities incurred as a result of the Default or in the exercise of any remedies under this Article 12, including any damages, losses and expenses incurred in obtaining, maintaining or liquidating commercially reasonable hedges relating to the Line Fill and Buy/Sell Oil to be sold hereunder, all as determined in a commercially reasonable manner by the Performing Party.

                                    ARTICLE 12
                                 INDEMNIFICATION

     12.1 To the fullest extent permitted by applicable law, Premcor shall defend, indemnify and hold harmless MSCG, its Affiliates, and their directors, officers, employees, representatives, agents and contractors, for and against
(i) any Taxes imposed on the Buy/Sell Oil or the Line Fill Oil, and all penalties or interest thereon, and (ii) any Liabilities, including those related to injury, disease, or death of any person or damage to or loss of any property, that directly or indirectly arise out of (X) any adverse claims or Liens to the Line Fill Oil or Buy/Sell Oil that are asserted by Premcor, its Affiliates, employees, agents or creditors or any other Person claiming throughout or on behalf of Premcor, (Y) Premcor's breach of any representations, warranties or covenants made herein, or (Z) Premcor's breach of any of its obligations under this Agreement.

     12.2 MSCG agrees to notify Premcor as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish Premcor with complete details within its knowledge and shall render all reasonable assistance requested by Premcor in the defense. MSCG shall have the right but not the duty to participate with counsel of its own selection, at Premcor's expense, in the defense and settlement of any claim or in any proceeding against MSCG without relieving Premcor of any obligations hereunder. If Premcor fails to assume the defense promptly after a claim is brought against MSCG, MSCG may conduct such defense, with all reasonable costs, including attorneys' fees, at Premcor's expense. Premcor is not authorized to compromise or settle any claim against MSCG without MSCG's approval.

                                   ARTICLE 13
                              LIMITATION ON DAMAGES

     Except in respect of claims made by third parties for which Premcor must indemnify MSCG pursuant to Article 13, the Parties' liability for damages is limited to direct, actual damages only and neither Party shall be liable for special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement. Each Party acknowledges the duty to mitigate damages hereunder.

                                   ARTICLE 14
                                 CONFIDENTIALITY

     14.1 The Parties agree that the specific terms and conditions of this Agreement and any Buy/Sell Transaction are confidential and shall not disclose them to any third party, except (i) as may be required by court order, Laws and Regulations or a Governmental Authority, or (ii) to such Party's or its Affiliates' employees, auditors, consultants, banks, financial advisors and legal advisors. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two (2) years following termination.

     14.2 In the case of disclosure covered by subclause (i) of Section 15.1 and if the disclosing Party's counsel advises that it is permissible to do so, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.

                                   ARTICLE 15
                                  GOVERNING LAW

     15.1 THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS CONFLICTS OF LAWS PRINCIPLES.

     15.2 EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT OF COMPETENT JURISDICTION SITUATED IN THE BOROUGH

OF MANHATTAN, NEW YORK, OR, IF ANY FEDERAL COURT DECLINES TO EXERCISE OR DOES NOT HAVE JURISDICTION, IN ANY NEW YORK STATE COURT IN THE BOROUGH OF MANHATTAN (WITHOUT RECOURSE TO ARBITRATION UNLESS BOTH PARTIES AGREE IN WRITING), AND TO SERVICE OF PROCESS BY CERTIFIED MAIL, DELIVERED TO THE PARTY AT THE ADDRESS INDICATED ABOVE. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO PERSONAL JURISDICTION, WHETHER ON GROUNDS OF VENUE, RESIDENCE OR DOMICILE.

     15.3 EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.

                                   ARTICLE 16
                                   ASSIGNMENT

     16.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.

     16.2 Neither Party shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the other Party except in the case of assignment to Affiliate if (i) such Affiliate assumes in writing all of the obligations of the assignor and (ii) the assignor provides the other Party with evidence of the Affiliate's financial responsibility at least equal to that of the assignor. If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor's obligations under this Agreement, unless the Parties otherwise agree in writing.

     16.3 Any attempted assignment in violation of this Article shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.

                                   ARTICLE 17
                                     NOTICES

     17.1 All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile, electronic mail or overnight courier. A notice shall be deemed to have been received when transmitted (if confirmed by the notifying Party's transmission report), or on the following Business Day if received after 5:00 p.m. EST, at the respective Party's address set forth below and to the attention of the person or department indicated. A Party may change its address or facsimile number by giving written notice in accordance with this section, which is effective upon receipt. Invoices received after 12:00 EST shall be considered to be received on the following Business Day.

     If to Premcor to:
          The Premcor Refining Group Inc.
          1700 East Putnam, Suite 500
          Old Greenwich, Connecticut  06870

           Attn: Michelle Cardoso
           Phone: (203) 698-7527
           Fax: (203) 698-7912
           E-mail: michelle.cardoso@premcor.com

     If to MSCG to:
          Morgan Stanley Capital Group Inc.
          Commodities Department, 4th Floor
          1585 Broadway
          New York, New York  10036
          Attn: James Dutton
          Phone: (212) 761-5794
          Fax: (212) 761-0294
          E-Mail: james.dutton@morganstanley.com

                                   ARTICLE 18
                         NO WAIVER, CUMULATIVE REMEDIES

     18.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default under, this Agreement, shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, or Event of Default under, this Agreement, whether of a like kind or different nature.

     18.2 Each and every right granted to a Party under this Agreement or allowed it by contract, at law or in equity shall be cumulative and may be exercised from time to time in accordance with the terms thereof and applicable law.

                                   ARTICLE 19
              NATURE OF THE TRANSACTION AND RELATIONSHIP OF PARTIES

     This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that Premcor has complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Premcor, or any employee or agent of Premcor, an agent or employee of MSCG.

                                   ARTICLE 20
                                  MISCELLANEOUS

     20.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

     20.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties' duly authorized representatives.

     20.3 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than MSCG, Premcor and their successors and permitted assigns.

     20.4 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     20.5 Time is of the essence with respect to all aspects of each Party's performance of any obligations under this Agreement.

     20.6 All audit rights, payment, confidentiality and indemnification obligations shall survive the expiration or termination of this Agreement.

     20.7 Each Party shall exercise reasonable care and diligence to prevent any illegal or unethical actions or conditions that could result in a conflict with the other Party's best interests.

     20.8 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.

     20.9 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.

                  [Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be executed by its duly authorized representative.

Morgan Stanley Capital Group Inc.

By:     /s/ John Shapiro
        --------------------------------
Title:  Vice President of Morgan Stanley
         Capital Group Inc.
        --------------------------------
Date:   September 13, 2002
        --------------------------------

The Premcor Refining Group Inc.

By:     /s/ Donald F. Lucey
        --------------------------------
Title:  Vice President - Commercial
        --------------------------------
Date:   September 13, 2002
        --------------------------------